Exhibit 10.2

EXECUTION VERSION
DRAFT
PUT AND CALL OPTION DEED RELATING TO SHARES IN HERMES FUND MANAGERS LIMITED
DATED 2 JULY 2018
BT PENSION SCHEME TRUSTEES LIMITED as trustee for and on behalf of the BT PENSION SCHEME FEDERATED HOLDINGS (UK) II LIMITED and FEDERATED INVESTORS, INC.

Allen & Overy LLP

CONTENTS
Clause    Page

1.	Interpretation 3

2.	Grant of the Options 7

3.	Request for Determination of Fair Value 7

4.	Exercise of the Options 7

5.	Ability to Defer Exercise 7

6.	Right of First Refusal (ROFR) 8

7.	Drag and Tag Rights 9

8.	Other Voluntary Sale to Buyer 10

9.	Effect of Exercise of an Option, ROFR Sale or Drag/Tag Sale 10

10.	Consideration for Option Shares 11

11.	Completion 11

12.	Enjoyment of Rights Attaching to the Shares 11

13.	Termination 12

14.	Incorporation of Provisions 12
Schedule

1.	Form of Call Exercise Notice 13

2.	Form of Put Exercise Notice 14

3.	Warranties 15

Part 1	Seller’s Warranties 15

Part 2	Buyer Parties’ Warranties 15

4.	Fair Value 17

Signatories    22

0122421-0000002 CO:33052365.1	2

THIS AGREEMENT is made on 2 July 2018
BETWEEN:

(1)
BT PENSION SCHEME TRUSTEES LIMITED incorporated in England & Wales with registered number 06009363 and which has its registered office at One America Square, 17 Crosswall, London, England, EC3N 2LB in its capacity as trustee for and on behalf of the BT Pension Scheme (the Scheme) which is governed by a deed and rules dated 5 April 2016 (as amended) (the Seller);

(2)	FEDERATED HOLDINGS (UK) II LIMITED (registered in England under registered number 11227851) whose registered office is at 5th Floor One New Change, London, United Kingdom, EC4M 9AF (the Buyer); and

(3)
FEDERATED INVESTORS, INC. a company incorporated in the Commonwealth of Pennsylvania, USA (FII, and together with the Buyer, the Buyer Parties (which expression shall mean either or both of the Buyer and FII, as applicable)).

WHEREAS:

(A)	Hermes Fund Managers Limited (the Company) is a private limited company incorporated in England with registered number 01661776.

(B)
The Seller is the trustee of the Scheme. The custodian of the Seller is the legal owner of 24,659,578 Ordinary Shares of £1 each in the capital of the Company which are held on trust to pay the benefits under the Scheme (the Remaining Shares).

(C)	The Buyer Parties and Seller wish to grant to each other options in respect of the Option Shares on the terms of this agreement.

(D)	FII is the ultimate holding company of the Buyer and has agreed to the direct obligations to the Seller on the terms set out in this agreement.
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:
Agreed Form means in relation to any documents, the form of that document which is initialled for the purposes of identification by or on behalf of each of the parties;

0122421-0000002 CO:33052365.1	3

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in London and New York for normal business;
Buyer Parties Trigger Event means a Change of Control or an uncured material or repeated breach by the Buyer Parties of the Shareholders’ Agreement;
Buyer Parties’ Warranties means the warranties set out in Part 2 of Schedule 3;
Call Exercise Notice means a notice given in accordance with clause 4 and substantially in the form of Schedule 1;
Call Option means the option granted by the Seller to the Buyer Parties under subclause 2.1;
Cap Value means 110% of the Transaction Multiple multiplied by Company EBITDA;
Change of Control means either the Buyer (or any Permitted Transferee to whom Ordinary Shares have been transferred) ceasing to be a Wholly Owned Subsidiary of FII or FII becoming a Subsidiary of another company;
Company EBITDA means the consolidated net income of the Group (including the Group's share of profits/losses of associates and joint ventures) plus any interest or financing costs, taxation and depreciation, amortisation, and the relevant expense of the New LTIP, less any interest income or investment gains, each as shown in the last audited group accounts of the Company prior to the Exercise Date;
Completion means completion of the sale and purchase of the Option Shares in accordance with subclause 11.1;
Completion Date means the end of the last calendar day of the month in which the Relevant Date occurs;
Consideration means the Equity Proportion multiplied by the Relevant Fair Value;
Drag/Tag Exercise Notice has the meaning given in clause 7;
Drag/Tag Exercise Date means the date on which either the Seller serves the Buyer Parties, or the Buyer Parties serve the Seller, with a Drag/Tag Exercise Notice;
Drag/Tag Exercise Period has the meaning given in clause 7;
Drag/Tag Notice has the meaning given in clause 7;
Drag/Tag Sale has the meaning given in clause 7;
Drag/Tag Sale Period has the meaning given in clause 7;
Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement);
Equity Proportion means the total number of Option Shares divided by the aggregate of: (i) the total number of Ordinary Shares in issue at the Exercise Date plus (ii) the aggregate number of Ordinary Shares in respect of which rights to subscribe, or otherwise acquire, have been granted or allocated

0122421-0000002 CO:33052365.1	4

(whether conditionally or unconditionally, and inclusive of any unallocated shares related to the New LTIP) to or for the benefit of, or reserved for, employees of the Group as at the Exercise Date, provided that only the portion of Ordinary Shares under subclause (ii) (excluding any unallocated shares related to the New LTIP) that does not exceed 2% of the Ordinary Shares under subclause (i) shall be included in subclause (ii) for the purposes of this definition;
Exercise Date means a Put/Call Exercise Date, a ROFR Exercise Date or a Drag/Tag Exercise Date;
Exercise Notice means a Call Exercise Notice or a Put Exercise Notice (as the case may be);
Exercise Period means the 20 Business Days following any determination of Fair Value in accordance with Schedule 4 until and including the Last Exercise Period;
Fair Value means the fair value of the Ordinary Share equity of the Company determined under Schedule 4;
Group means the Company and its Subsidiaries;
Last Exercise Period means the Exercise Period following determination of Fair Value pursuant to clause 3.3, unless (a) there has been a deferral right exercised pursuant to clauses 5.1 or 5.2 and (b) the Completion has not occurred prior to the sixth anniversary of the SPA Date, in which case Last Exercise Period means the Exercise Period following the determination of Fair Value pursuant to clause 3.4;
New LTIP has the meaning given to it in the SPA;
Option means the Call Option or the Put Option;
Option Shares means any Ordinary Shares held by the Seller or its Permitted Transferees at the Exercise Date;
Ordinary Shares means the ordinary shares of £1 each in the capital of the Company;
Parties means the parties to this agreement;
Permitted Sale Period has the meaning given in clause 6;
Permitted Transferees has the meaning given in the Shareholders’ Agreement;
Put Exercise Notice means a notice given in accordance with clause 4 and substantially in the form of Schedule 2;
Put Option means the option granted to the Seller by the Buyer Parties under subclause 2.2;
Put/Call Exercise Date means the date on which the Seller or the Buyer Parties are served an Exercise Notice;
Relevant Date means, with respect to an Option exercise, the date ten Business Days after the Exercise Date unless subclauses 5.1 or 5.2 could be triggered in which case it means the date ten Business Days after the last date on which that subclause could be triggered, or, with respect to a ROFR Sale, the date ten Business Days after the ROFR Exercise Date, or, with respect to a Drag/Tag Sale, the date ten Business Days after the Drag/Tag Exercise Date, as applicable;

0122421-0000002 CO:33052365.1	5

Relevant Fair Value means the Fair Value, the determination of which commenced the Exercise Period during which the relevant Exercise Notice was served or, in the case of an ROFR Sale or Drag/Tag Sale, the Fair Value determined in accordance with clause 6 or 7 (as applicable);
Remaining Shares has the meaning given in Recital (B);
ROFR means right of first refusal;
ROFR Acceptance Notice has the meaning given in clause 6;
ROFR Exercise Date means the date on which the Buyer Parties serve the Seller with a ROFR Acceptance Notice;
ROFR Exercise Period has the meaning given in clause 6;
ROFR Notice has the meaning given in clause 6;
ROFR Offer has the meaning given in clause 6;
ROFR Sale has the meaning given in clause 6;
ROFR Sale Period has the meaning given in clause 6;
Seller’s Warranties means the warranties set out in Part 1 of Schedule 3;
Seller Trigger Event means an uncured material or repeated breach by the Seller of the Shareholders’ Agreement;
Shareholders’ Agreement means the shareholders’ agreement entered into on the same date as this agreement between the Seller, the Company and the Buyer Parties;
SPA means the agreement for the sale and purchase of shares in the Company between the Seller and the Buyer Parties;
SPA Date means the date of the SPA;
Subsidiary has the meaning given in the Shareholders’ Agreement;
Third Party Buyer Transaction means a bona fide, arm’s length negotiated, agreement or arrangement with an independent, non-affiliated third party that the Buyer desires to enter into for the sale by the Buyer, and purchase by such third party, of at least a majority of the Ordinary Shares held by the Buyer;
Third Party Seller Transaction means a bona fide, arm’s length negotiated, agreement or arrangement with an independent, non-affiliated third party that Seller desires to enter into for the sale by the Seller, and purchase by such third party, of all of the Option Shares;
Transaction Completion Date means the “Completion Date” under, and as defined in, the SPA;
Transaction Multiple means 12.8;
Transaction Value means £410,000,000;

0122421-0000002 CO:33052365.1	6

Trough Value means 90% of the sum of (i) the Transaction Value and (ii) any amounts received by the Company in respect of subscriptions for Ordinary Shares after the Transaction Completion Date;
Valuation Request Notice means a notice requesting determination of the Fair Value in accordance with Schedule 4;
Valuation Request Period means:

(a)	the ten Business Days following the third anniversary of the SPA Date;

(b)	the ten Business Days following the fourth anniversary of the SPA Date;

(c)	the ten Business Days following the fifth anniversary of the SPA Date; or

(d)	if there has been a deferral right exercised pursuant to clauses 5.1 or 5.2, the ten Business Days following the sixth anniversary of the SPA Date; and
Wholly Owned Subsidiary has the meaning given in the Shareholders’ Agreement.

2.	GRANT OF THE OPTIONS

2.1
In consideration of the grant of the Put Option, the Seller grants to the Buyer Parties an option for the Buyer Parties to require the Seller to sell the Option Shares to the Buyer on the terms of this agreement.

2.2
In consideration of the grant of the Call Option, the Buyer Parties grant to the Seller an option for the Seller to require the Buyer to purchase the Option Shares from the Seller on the terms of this agreement.

3.	REQUEST FOR DETERMINATION OF FAIR VALUE

3.1	During any Valuation Request Period either the Buyer Parties or the Seller may serve a Valuation Request Notice.

3.2	In addition:

(a)	the Seller may serve a Valuation Request Notice at any time within 20 Business Days following it becoming aware of a Buyer Parties Trigger Event, and

(b)	the Buyer Parties may serve a Valuation Request Notice at any time within 20 Business Days following either of the Buyer Parties becoming aware of a Seller Trigger Event.

3.3	A Valuation Request Notice shall be deemed to have been served on the fifth anniversary of the SPA Date.

3.4	If there has been a deferral right exercised pursuant to clauses 5.1 or 5.2, a Valuation Request Notice shall be deemed to have been served on the sixth anniversary of the SPA Date.

4.	EXERCISE OF THE OPTIONS

4.1
Subject to clauses 4.2, 4.3, 5.1 and 5.2, the Buyer Parties may elect (in their discretion) to serve a Call Exercise Notice or the Seller may elect (in its discretion) to serve a Put Exercise Notice during any Exercise Period. For the avoidance of doubt, no Party shall be required or obligated under this agreement to serve an Exercise Notice to exercise an Option.

0122421-0000002 CO:33052365.1	7

4.2
If a Buyer Parties Trigger Event has occurred, and the Seller serves a Valuation Request Notice pursuant to clause 3.2(a), the Buyer Parties may not serve a Call Exercise Notice in the Exercise Period following the determination of Fair Value pursuant to clause 3.2(a).

4.3
If a Seller Trigger Event has occurred, and the Buyer Parties serve a Valuation Request Notice pursuant to clause 3.2(b), the Seller may not serve a Put Exercise Notice in the Exercise Period following the determination of Fair Value pursuant to clause 3.2(b).

5.	ABILITY TO DEFER EXERCISE

5.1
Unless a Seller Trigger Event has occurred and the Fair Value has been determined pursuant to clause 3.2(b), if the Fair Value is lower than the Trough Value and if the Buyer Parties serve a Call Exercise Notice during the relevant Exercise Period, then the Seller may elect by notice to the Buyer Parties within 20 Business Days of the Exercise Date to trigger this subclause in which case the Call Exercise Notice shall be cancelled and the Buyer Parties may not serve a further Call Exercise Notice during the relevant Exercise Period provided that this subclause may only be triggered once.

5.2
Unless a Buyer Parties Trigger Event has occurred and the Fair Value has been determined pursuant to clause 3.2(a), if the Fair Value is higher than the Cap Value and if the Seller serves a Put Exercise Notice during the relevant Exercise Period then the Buyer Parties may elect by notice to the Seller within 20 Business Days of the Exercise Date to trigger this subclause in which case the Put Exercise Notice shall be cancelled and the Seller may not serve a further Put Exercise Notice during the relevant Exercise Period provided that this subclause may only be triggered once.

5.3
Subclauses 5.1 and 5.2 do not apply with respect to any Exercise Notice served during the Exercise Period that follows determination of Fair Value pursuant to clause 3.4. For the avoidance of doubt, subclauses 5.1 and 5.2 also shall not apply to the ROFR Sale contemplated in clause 6, the Drag/Tag Sale contemplated in clause 7 or the other voluntary sale to the Buyer contemplated in clause 8.

6.	RIGHT OF FIRST REFUSAL (ROFR)

6.1
If an Exercise Notice is not served during the Last Exercise Period, then, from and after the end of the Last Exercise Period (Permitted Sale Period), the Seller may sell all (but not less than all) of the Option Shares held by the Seller pursuant to a Third Party Seller Transaction, subject to the Buyer Parties’ ROFR, as provided in this clause 6, or to the Buyer pursuant to clauses 7 or 8 below.

6.2
At any time during the Permitted Sale Period, and subject to the terms and conditions specified in this clause 6, the Buyer Parties shall have a ROFR if the Seller intends to enter into, a Third Party Seller Transaction. Each time the Seller intends to enter into any Third Party Seller Transaction, the Seller shall first offer to sell all of the Option Shares to the Buyer Parties in accordance with this clause 6 prior to accepting, or entering into, such Third Party Seller Transaction.

6.3
The Seller shall, within five Business Days of the Seller’s deciding to enter into, any Third Party Seller Transaction, serve written notice (the ROFR Notice) on the Buyer Parties stating that the Seller intends to enter into, a Third Party Seller Transaction. The ROFR Notice shall constitute a Valuation Request Notice for the purposes of this agreement. The ROFR Notice also shall specify (i) the name of the independent, unaffiliated third party involved in the Third Party Seller Transaction; and (ii) the proposed date, time and location of the completion of the sale of the Option Shares to such third party, which shall not be less than 120 days from the date of the ROFR Notice.

0122421-0000002 CO:33052365.1	8

6.4
The ROFR Notice shall constitute the Seller’s offer to the Buyer Parties for the Seller to sell the Option Shares to the Buyer for an amount equal to the Consideration in accordance with the terms of this agreement (ROFR Offer), including this clause 6, which ROFR Offer shall be irrevocable until the end of the ROFR Exercise Period.

6.5
Upon receipt of the ROFR Notice and following determination of Fair Value, the Buyer Parties shall have 20 Business Days (the ROFR Exercise Period) to elect to accept the ROFR Offer by serving a written notice (a ROFR Acceptance Notice) on the Seller stating that the Buyer accepts the ROFR Offer. Any ROFR Acceptance Notice shall be binding upon delivery and irrevocable by the Buyer Parties.

6.6
If the Buyer Parties do not deliver a ROFR Acceptance Notice during the ROFR Exercise Period, the Seller may, during the 60 Business Day period immediately following the expiration of the ROFR Exercise Period (the ROFR Sale Period), sell all of the Option Shares to the third party specified in the ROFR Notice, subject to the third party agreeing to take an assignment of, and be bound by, the Shareholders Agreement without amendment (other than to substitute the third party for Seller). If the Seller does not consummate the sale of all of the Option Shares to such third party within the ROFR Sale Period, the Seller shall be required to serve a new ROFR Notice, the initial Third Party Seller Transaction will be deemed to have been terminated, and the rights provided under this clause 6 shall be deemed to be revived. For the avoidance of doubt, in such case, the Option Shares shall not be sold by the Seller to any third party unless the Seller delivers to the Buyer Parties a new ROFR Notice in accordance with, and otherwise complies with, this clause 6.

6.7
For the avoidance of doubt, (i) the sale of the Option Shares to the Buyer as contemplated in this clause 6 shall be referred to as the ROFR Sale, and (ii) the Ordinary Shares owned by Seller sold as contemplated in this clause 6 shall be considered Option Shares, for purposes of this agreement.

6.8
The Seller shall not be permitted to sell or otherwise transfer any Option Shares to any third party (excluding any Permitted Transferees) during the Permitted Sale Period except pursuant to a bona fide, arms’ length transaction during a ROFR Sale Period and until after expiration of the ROFR Exercise Period, and otherwise in accordance with, and subject to, this clause 6 or clause 7. Any such sale or transfer not made in accordance with this clause 6 or clause 7 shall be void.

6.9
The Seller agrees that if the Seller transfers Ordinary Shares to Permitted Transferees, the Seller shall require such Permitted Transferees to enter into a deed of adherence in respect of this agreement, including this clause 6 and clause 7, prior to transferring any Ordinary Shares to such Permitted Transferees, provided that this requirement shall not apply in respect of any transfer of Ordinary Shares from one nominee of the Scheme to another nominee of the Scheme.

7.	DRAG AND TAG RIGHTS

7.1
At any time during the Permitted Sale Period, and subject to the terms and conditions specified in this clause 7, if the Buyer Parties intend to enter into any Third Party Buyer Transaction, the Buyer Parties shall first notify the Seller in accordance with clause 7.2 and, thereafter, (a) the Seller shall have a right to elect to require the Buyer Parties to acquire all of the Option Shares from the Seller in accordance with this clause 7 prior to completing such Third Party Buyer Transaction, and (b) the Buyer Parties shall have a right to elect to require the Seller to sell all of the Option Shares held by the Seller to the Buyer in accordance with this clause 7 prior to completing such Third Party Buyer Transaction.

7.2	The Buyer Parties shall, within five Business Days of Buyer deciding to enter into any Third Party Buyer Transaction, serve written notice (the Drag/Tag Notice) on the Seller stating that the Buyer

0122421-0000002 CO:33052365.1	9

Parties intend to enter into a Third Party Buyer Transaction. The Drag/Tag Notice shall constitute a Valuation Request Notice for the purposes of this agreement. The Drag/Tag Notice also shall specify (i) the name of the independent, unaffiliated third party involved in the Third Party Buyer Transaction; and (ii) the proposed date, time and location of the completion of the sale of the Ordinary Shares to such third party, which shall not be less than 120 days from the date of the Drag/Tag Notice.

7.3
After receipt of the Drag/Tag Notice and following determination of Fair Value, the Seller shall have 20 Business Days (the Drag/Tag Exercise Period) to elect to require the Buyer Parties to acquire all of the Option Shares from the Seller, and the Buyer Parties shall have the Drag/Tag Exercise Period to elect to require the Seller to sell all of the Option Shares to the Buyer, in each case at an amount equal to the Consideration. The Seller may exercise its election, and the Buyer Parties may exercise their election, by serving written notice (a Drag/Tag Exercise Notice) on the other Party during the Drag/Tag Exercise Period stating that it is exercising its right to make its election under this clause 7. Any Drag/Tag Notice shall be binding upon delivery and irrevocable by the Party serving it.

7.4
If no Party delivers a Drag/Tag Exercise Notice during the Drag/Tag Exercise Period, the Drag/Tag Notice shall lapse and the Buyer Parties may, during the 60 Business Day period immediately following the expiration of the Drag/Tag Exercise Period (the Drag/Tag Sale Period) complete the Third Party Buyer Transaction, subject to the third party agreeing to take an assignment of, and be bound by, the Shareholders Agreement without amendment (other than to substitute the third party for the Buyer Parties or otherwise provide that the third party has the same obligations and rights as the Buyer Parties). If the Buyer Parties do not consummate the Third Party Buyer Transaction within the Drag/Tag Sale Period, the Buyer Parties shall be required to serve a new Drag/Tag Notice, the initial Third Party Buyer Transaction will be deemed to have been terminated, and the rights provided under this clause 7 shall be deemed to be revived. For the avoidance of doubt, in such case, the Ordinary Shares held by the Buyer Parties shall not be sold by the Buyer Parties to any third party unless the Buyer Parties deliver to the Seller a new Drag/Tag Notice in accordance with, and otherwise complies with, this clause 7.

7.5
For the avoidance of doubt, (i) the sale of the Option Shares to the Buyer Parties as contemplated in this clause 7 shall be referred to as the Drag/Tag Sale, and (ii) the Ordinary Shares owned by Seller sold as contemplated in this clause 7 shall be considered Option Shares, for purposes of this agreement.

7.6
The Buyer Parties shall not be permitted to sell or otherwise transfer any Ordinary Shares to any third party (excluding any Permitted Transferees) during the Permitted Sale Period except pursuant to a bona fide, arms’ length transaction during a Drag/Tag Sale Period and until after expiration of the Drag/Tag Exercise Period, and otherwise in accordance with, and subject to, this clause 7. Any such sale or transfer not made in accordance with this clause 7 shall be void.

7.7
The Buyer Parties agree that if the Buyer Parties transfer Ordinary Shares to Permitted Transferees, the Buyer Parties shall require such Permitted Transferees to enter into a deed of adherence in respect of this agreement, including this clause 7 and clause 6, prior to transferring any Ordinary Shares to such Permitted Transferees, provided that this requirement shall not apply to any Permitted Transferee that is bound by this agreement by operation of law.

8.	OTHER VOLUNTARY SALE TO BUYER

8.1
For the avoidance of doubt, the Seller (in its discretion) may approach the Buyer Parties, and the Buyer Parties (in their discretion) may approach the Seller, at any time to discuss the sale of the Ordinary Shares owned by the Seller to the Buyer.

0122421-0000002 CO:33052365.1	10

8.2
While the Parties have no obligation to entertain any such discussions, or to agree upon the sale of the Ordinary Shares held by the Seller and its Permitted Transferees, if the Parties agree to consider the sale of such Ordinary Shares by the Seller to the Buyer, the Parties agree that the consideration for such Ordinary Shares will be equal to the Consideration determined in accordance with the Fair Value procedures in Schedule 4 to this agreement and that, if the Parties thereafter agree to proceed with such sale, the sale will be completed on terms consistent with this agreement (i.e., as if the sale was pursuant to an exercise of an Option in accordance with this agreement (including, without limitation, clause 11, except that clauses 5.1 and 5.2 would not apply)).

9.	EFFECT OF EXERCISE OF AN OPTION, ROFR SALE OR DRAG/TAG SALE

9.1
Subject to clause 5, exercise of an Option, the service of a ROFR Acceptance Notice, or the service of a Drag/Tag Exercise Notice shall oblige the Seller to sell (or procure the sale of) with full title guarantee and the Buyer Parties to cause the Buyer to purchase the Option Shares.

9.2	The Option Shares shall be sold free from all Encumbrances and together with all rights attaching to them as at the Exercise Date (in each case subject to clause 12).

9.3
If an Exercise Notice has been served (and not cancelled pursuant to clause 5) or Completion has occurred then subclauses 3.3, 3.4, 4.2, 4.3 clause 6 and clause 7 do not apply after the Exercise Date or Completion Date as applicable.

9.4	Once served, an Exercise Notice, a ROFR Acceptance Notice or a Drag/Tag Exercise Notice may not be withdrawn.

10.	CONSIDERATION FOR OPTION SHARES
The consideration for the sale of the Option Shares (whether pursuant to the exercise of an Option, a ROFR Sale or a Drag/Tag Sale) shall be equal to the Consideration.

11.	COMPLETION

11.1
Completion of the sale and purchase of the Option Shares following the exercise of an Option, the service of a ROFR Acceptance Notice, or the service of a Drag/Tag Exercise Notice, shall take place at the offices of the Company in London at 1.p.m. on the Completion Date.

11.2	On the Completion Date, the Seller shall procure the delivery to the Buyer Parties of:

(a)	a duly executed transfer or transfers in respect of the Option Shares in favour of the Buyer;

(b)	the share certificate(s) representing the Option Shares (or an indemnity in the case of any found to be missing); and

(c)
the written resignation of the Seller's nominated director from his office as a director of each Group company of which he is a director, and waiving any claim for compensation for loss of office, with effect from the Completion Date.

0122421-0000002 CO:33052365.1	11

11.3	On the Completion Date (or, if the Completion Date is not a Business Day, on the next Business Day) the Buyer Parties shall pay in full the Consideration.

11.4
All amounts payable to the Seller under this clause 11 shall be paid in immediately available funds to such bank account as is notified by the Seller to the Buyer Parties and the Company at least three Business Days prior to the Completion Date.

11.5
The obligations of the Buyer Parties under this agreement shall be several not joint or joint and several, and shall be considered direct obligations of each Buyer Party, enforceable fully and directly against each Buyer Party without the need to join the other Buyer Party or to pursue remedies first against the other Buyer Party. For the avoidance of doubt, and without limiting the foregoing: (i) with respect to any payment or contribution obligation, the Buyer shall pay or contribute, and FII shall procure that Buyer shall pay or contribute, the consideration or other amounts payable or to be contributed, (ii) it is understood that it is the Buyer Parties’ intention that the Buyer will acquire the Option Shares and the Buyer will pay any consideration for the Option Shares or other amounts payable under this agreement, and (iii) each of the Buyer Parties shall have a direct obligation to the Seller to pay or contribute the sum due, but payment or contribution by either Buyer Party of any sum due will satisfy the obligations of both Buyer Parties to make such payment or contribution.

11.6
FII undertakes that where any obligation in this agreement is expressed to apply to the Buyer or Buyer Parties or any other affiliate of FII, it will procure that the Buyer or such entity complies with such obligation. The Seller undertakes that where any obligation in this agreement is expressed to apply to any affiliate of Seller, it will procure that such entity complies with such obligations as if it had been a party to this agreement.

12.	ENJOYMENT OF RIGHTS ATTACHING TO THE SHARES
Until such time as Completion occurs, the Seller shall be entitled to exercise all voting and other rights attached to any Ordinary Shares and shall be entitled to receive and retain all dividends and other distributions in respect of any Ordinary Shares owned by the Seller payable by reference to a record date prior to the date at which the Fair Value is to be determined.

13.	TERMINATION
This agreement will terminate, and the Parties will cease to have any further obligations under this agreement, once the Seller has sold all the Ordinary Shares held by it and its Permitted Transferees either to the Buyer or pursuant to a Third Party Seller Transaction and Completion has taken place in accordance with this agreement.

14.	INCORPORATION OF PROVISIONS

0122421-0000002 CO:33052365.1	12

14.1
The provisions of clauses 1.1, 1.3 to 1.7, 9.1 to 9.4, 10.1 to 10.3, 12 to 16.10, 17 and 18 of the SPA shall apply to this agreement as if repeated in it and defined terms in those clauses shall have the meanings given to them in the SPA unless otherwise defined in this agreement. For the avoidance of doubt, for purposes of this agreement, the Seller’s Warranties and Buyer Parties’ Warranties set forth in Schedule 3 to this agreement shall apply with respect to clauses 9.1 to 9.4 and 10.1 to 10.3 of the SPA when incorporated into this agreement pursuant to the preceding sentence.

14.2
Without limiting the foregoing, in accordance with clause 1.4(i) of the SPA, references to the Parties in this agreement (including all Schedules) include their successors in title and permitted assigns (including Permitted Transferees).

IN WITNESS of which this agreement has been executed as a deed and has been delivered on the date stated at the beginning of this agreement.

0122421-0000002 CO:33052365.1	13

Schedule 1
FORM OF CALL EXERCISE NOTICE
To:    The Seller
Date:
Dear Sir or Madam,
We, the Buyer Parties refer to the Put and Call Option Deed dated 2 July 2018 and made between yourselves and ourselves (the Option Agreement) and to the Call Option granted by you to us under that Option Agreement.
We hereby give notice under and pursuant to clause 4 of the Option Agreement that we exercise the Call Option granted by you to us to require the Seller to sell all of the Option Shares to the Buyer in accordance with the Option Agreement.
Yours faithfully,

For and on behalf of

The Buyer

For and on behalf of

FII

0122421-0000002 CO:33052365.1	14

SCHEDULE 2
FORM OF PUT EXERCISE NOTICE
To:    The Buyer Parties
Date:
Dear Sir or Madam,
We refer to the Put and Call Option Deed dated 2 July 2018 and made between yourselves and ourselves (the Option Agreement) and to the Put Option granted by you to us under that Option Agreement.
We hereby give you notice under and pursuant to clause 4 of the Option Agreement that we exercise the Put Option granted by you to us to require the Buyer to purchase all of the Option Shares from the Seller in accordance with the Option Agreement.
Yours faithfully,

For and on behalf of

The Seller

0122421-0000002 CO:33052365.1	15

SCHEDULE 3
WARRANTIES

0122421-0000002 CO:33052365.1	16

PART 1
SELLER’S WARRANTIES

1.	Capacity

1.1
The Seller has the requisite power and authority, including under the trust deed and the rules of the Scheme, to enter into and perform this agreement and all the documents to be executed by it pursuant to this agreement and this agreement constitutes, and each such document when executed will constitute, legal, valid and binding obligations of the Seller in accordance with its terms, which grants recourse against the assets of the Scheme.

1.2
The execution and delivery of this agreement, and any of the documents to be executed by the Seller pursuant to this agreement, by the Seller and the performance of and compliance with their respective terms and provisions do not and will not conflict with or result in a breach of, or constitute a default under, the articles of association of the Seller or any law, regulation, court order or judgment that applies to or binds the Seller or any of its property or the Scheme, or the trust deed and rules of the Scheme.

1.3
Other than as contemplated by this agreement, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental or administrative authority is required to be obtained, or made, by the Seller to authorise the execution of this agreement by the Seller.

2.	The Company's Shares

2.1
On the date of this agreement, Britel Fund Trustees Limited (in its capacity as custodian for the Scheme) is the legal owner of the Remaining Shares. On the date of this agreement, the Seller has the right to procure the transfer of the beneficial and legal interests in the Remaining Shares to the Buyer free from all Encumbrances. The Remaining Shares represent (after completion of the SPA has occurred) all of the Ordinary Shares held by the Seller.

2.2	On Completion, the Seller has the right to procure the transfer of the beneficial and legal interests in the Option Shares to the Buyer free from all Encumbrances.

0122421-0000002 CO:33052365.1	17

PART 2
BUYER PARTIES’ WARRANTIES

1.	The Buyer Parties

1.1
Each Buyer Party has the requisite power and authority to enter into and perform this agreement and all the documents to be executed by it pursuant to this agreement and this agreement constitutes, and each such document when executed will constitute, legal, valid and binding obligations of each Buyer Party in accordance with its terms.

1.2
The execution and delivery of this agreement, and any of the documents to be executed pursuant to it by each Buyer Party and the performance of and compliance with its and their respective terms and provisions do not and will not conflict with or result in a breach of, or constitute a default under, the constitutional documents (including any bye-laws) of each Buyer Party or any law, regulation, court order or judgment that applies to or binds such Buyer Party or any of its property.

1.3
No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any court or governmental or administrative authority is required to be obtained, or made, by a Buyer Party to authorise the execution or performance of this agreement by such Buyer Party.

2.	Other interests

2.1	The Buyer is purchasing the Option Shares for itself beneficially and not wholly or partly as agent for any other person.

2.2
There is no agreement, arrangement or understanding (whether or not of a legally binding nature) for the Option Shares (or any interest in the Option Shares) to be sold, transferred or otherwise disposed to, or held for the benefit of, any person other than the Buyer.

0122421-0000002 CO:33052365.1	18

SCHEDULE 4
FAIR VALUE

1.	APPOINTMENT OF ADVISER

1.1
Following service (or deemed service) of a Valuation Request Notice, the Seller and the Buyer Parties shall agree the Fair Value based on the valuation principles set out in this Schedule 4 Appendix 1 attached hereto. Failing any such agreement within 15 Business Days of service (or deemed service) of the Valuation Request Notice, the Seller and the Buyer Parties shall agree within the following 10 Business Days on the identity of an independent valuer of international repute having experience in valuing asset managers such as the Company to determine the Fair Value on the basis set out below and in the Appendix to this Schedule (the Adviser). If the Seller and the Buyer Parties do not agree the identity of the Adviser within this period, then, unless the Seller or the Buyer Parties have an accounting/auditor or valuation relationship with such firm at the time:

(a)	the Adviser shall be Deloitte LLP; and

(b)	if Deloitte LLP are unwilling or unable to act, the Adviser shall be Duff & Phelps Corporation; and

(c)	if Deloitte LLP and Duff & Phelps Corporation are unwilling or unable to act, the Adviser shall be Houlihan Lokey, Inc, or the Adviser shall be such other firm as the Seller and the Buyer Parties may agree from time to time for this purpose.

2.	DISPUTE RESOLUTION PROCESS

2.1
If the Buyer Parties or the Seller wish to dispute the Adviser's valuation (the First Valuation) on the basis that it materially misrepresents the Company’s true Fair Value, the Buyer Parties or Seller as applicable shall deliver within 15 Business Days of receiving the First Valuation a written notice to that effect to the other (a Dispute Notice). If a Dispute Notice is not served within such 15 Business Day Period the First Valuation shall be the Fair Value for the purpose of this agreement. If a Dispute Notice is served within such 15 Business Day period, the Buyer Parties and the Seller shall agree within 10 Business Days of such service (or deemed service) on the identity of another independent valuer of international repute having experience in valuing asset managers such as the Company to determine the Fair Value on the basis set out below (the Second Adviser). If the Seller and the Buyer Parties do not agree the identity of the Second Adviser within this period, then, unless the Seller or the Buyer Parties have an accounting/auditor or valuation relationship with such firm at the time:

(a)	the Second Adviser shall be Deloitte LLP; and

(b)	if Deloitte LLP are unwilling or unable to act, the Second Adviser shall be Duff & Phelps Corporation; and

(c)	if Deloitte LLP and Duff & Phelps Corporation are unwilling or unable to act, the Second Adviser shall be Houlihan Lokey, Inc, or the Second Adviser shall be such other firm as the Seller and the Buyer Parties may agree from time to time for this purpose.

0122421-0000002 CO:33052365.1	19

2.2
In the event that the Second Adviser's valuation (the Second Valuation) is 15 percent or less higher or lower than the First Valuation, the Buyer Parties and the Seller agree that the arithmetic mean of the First Valuation and Second Valuation shall be the Fair Value for the purposes of this agreement.

2.3
In the event that the Second Valuation is more than 15 percent higher or lower than the First Valuation, the Buyer Parties and the Seller shall use all reasonable endeavours to meet and discuss the valuations referred to above and to try and reach agreement on a mutually acceptable valuation (which, if agreed upon, shall be the Fair Value for the purposes of this agreement). If the Parties are unable to agree on a mutually acceptable valuation within 15 Business Days of the date on which the Second Adviser provides the Second Valuation, the Fair Value for the purposes of this agreement shall be arithmetic mean of the First Valuation and the Second Valuation.

3.	COSTS AND ACCESS

3.1	Each of the Buyer Parties and the Seller shall bear the costs and expenses of all advisers, witnesses and representatives retained by them.

3.2
The fees, costs and expenses of the Adviser and, if applicable, the Second Adviser (the Relevant Adviser) shall be shared equally by the Buyer Parties, on the one hand, and the Seller, on the other hand, and the Buyer Parties, on the one hand, and Seller, on the other hand, each agree to pay half of the Relevant Adviser’s fees, costs and expenses to the Relevant Adviser. The Buyer Parties and the Seller shall procure that the Company shall give such assistance and access to premises, papers, books, accounts, records, returns and other documents as the Relevant Adviser may reasonably require in order to determine Fair Value.

4.	NON-DISCLOSURE OF VALUATIONS

4.1
The quantum of, and instructions, calculations and working papers in respect of, any valuation provided by a Relevant Adviser shall be confidential information pursuant to clauses 13.1 and 13.2 of the SPA.

4.2	The Second Adviser shall not be made aware of, or given any indication as to, the quantum of the Adviser's valuation.

4.3	The terms of appointment of a Relevant Adviser shall require it to keep all details of its valuation confidential subject to customary exceptions.

5.	GENERAL

5.1
The Seller and Buyer Parties shall co-operate in good faith to do everything necessary to procure the effective joint appointment of the Relevant Adviser by the Seller and Buyer Parties. The Buyer Parties and Seller shall agree terms of engagement with the Relevant Adviser as soon as reasonably practicable after the Relevant Adviser is nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Buyer Parties and Seller shall each counter-sign the terms of appointment of the Relevant Adviser as soon as they are agreed. Promptly upon appointment of the Relevant Adviser, the Buyer Parties and the Seller shall instruct the Relevant Adviser to give his opinion of the likely Fair Value on the basis of the instructions set out in the appendix to this Schedule.

5.2
The Relevant Adviser shall act as an expert and not as an arbitrator. Except in the case of fraud or manifest error, and subject to clauses 5.1, 5.2 and 5.3 of the agreement, the Fair Value determined in accordance with this Schedule shall be final and binding on the Buyer Parties and the Seller. The

0122421-0000002 CO:33052365.1	20

Relevant Adviser shall invite the Buyer Parties and the Seller to submit written materials regarding the Fair Value and shall, to the extent the Relevant Adviser considers appropriate, have regard to such written materials, and (subject to the appendix to this schedule) to such other matters as the Relevant Adviser considers appropriate.

0122421-0000002 CO:33052365.1	21

APPENDIX 1 TO SCHEDULE 4
FAIR VALUE MANDATE INSTRUCTION
BT Pension Scheme Trustees Limited as trustee for and on behalf of the BT Pension Scheme (Seller), Federated Holdings (UK) II Limited (Buyer), and Federated Investors, Inc. (FII, and, together with Buyer, as applicable, the Buyer Parties) wish to engage [name of firm] (the Adviser) to provide a valuation opinion in relation to the fair value of Hermes Fund Managers Limited (the Company).
The Adviser is hereby requested to provide within 30 days of its appointment, an opinion (the Opinion) as to the fair value of the ordinary share equity of the Company, as at the month end prior to the Adviser’s appointment, assuming:

(a)	a sale between a willing buyer and a willing seller on arm’s length terms;

(b)	no valuation adjustment for transaction costs or commissions;

(c)	a liquid and established market for the shares of the Company with no discount for size, illiquidity or minority status or premium for control; and

(d)	if applicable, all classes of current equity have been converted into the freely transferable voting ordinary shares which would be listed.
This Opinion is being provided for the purpose of a put and call option deed between the Seller and the Buyer Parties (the Put and Call Option Deed) and is not to be taken to be relevant for any other purpose.
The Adviser will also be provided with current business projections by the Company, which shall include projected assets under management/advisement (AUM), new business flows and net revenues by product or service, operating expenses, bonuses, EBITDA, post-tax earnings and planned capital expenditure, such projections having been approved by the Board. These projections should be reviewed by the Adviser in the context of other market participants to ensure that the projections have been prepared on a ‘normalised’ basis in line with a combination of historical performance and market based assumptions. The Adviser should deem the required regulatory capital to be equal to: (a) the requirements under the Company’s most recent Internal Capital Adequacy Assessment Process (ICAAP) submission to the UK Financial Conduct Authority (FCA) inclusive of any regulatory capital planning buffer required by the FCA plus (b) the lower of (i) a discretionary safe margin buffer of capital, as determined in good faith by the Company's board, or (ii) a discretionary safe margin buffer of capital equal to 30%, in each case (in the case of clause (a) and (b)(i)) that would be prevailing at the time of the exercise of the applicable option under the Put and Call Option Deed.
The Adviser shall invite the Buyer Parties and the Seller to submit written materials regarding the fair value of the Company and shall, to the extent the Adviser considers appropriate, have regard to such written materials, and to such other matters as the Adviser considers appropriate. The Adviser shall meet and have access to the chief executive officer of the Company to discuss the projections, business outlook, risks and any valuation views they may wish to express and shall consider such views. The Adviser shall also meet and have access to representatives of the Buyer Parties and the Seller to hear any views they may wish to express and shall consider such views. The Adviser shall be entitled to rely on the reasonableness and accuracy of all information provided and will not be expected to perform due diligence of any kind.
In addition, the Adviser shall take into account the circumstances of any recent or contractually (including by written notice) confirmed future leavers or joiners (whether clients, customers or employees), and the potential effect of such leavers or joiners on the fair value of the Company.

0122421-0000002 CO:33052365.1	22

In forming its Opinion, the Adviser shall be entitled to place greater reliance on those valuation methodologies it deems to be more appropriate in light of the required assumptions set out above and the information provided by the Company. Such methodologies would be expected to include:

(a)	a discounted cash flow analysis, taking into account the projections provided; and

(b)
a market approach using comparable publicly traded companies and recent market transactions (taking into account the assumptions set out in paragraphs (a) to (d) above). In selecting these comparable companies and market transactions, the Adviser shall be entitled to rely entirely on its own judgement in terms of their comparability and the valuation conclusions to be drawn therefrom.

The Adviser’s deliverable should state its Opinion as to the fair value of the ordinary share equity of the Company and detail:

(a)	the approaches the Adviser has adopted;

(b)	the fair value range and the fair value point estimate within this range; and

(c)	the key assumptions made and required by this instruction to be made and key items of information used by the Adviser, in forming its Opinion.

0122421-0000002 CO:33052365.1	23

SIGNATORIES
EXECUTED as a DEED and DELIVERED on the date set out at the head of this agreement.

EXECUTED as a DEED by BT PENSION SCHEME TRUSTEES LIMITED in its capacity as trustee for and on behalf of the BT Pension Scheme acting by the director herein named in the presence of:		) ) ) ) )	/s/ John Wroe Name: John Wroe
Witness:	Signature: Name: Address: Occupation:	/s/ Mrs. Kate Tollis Mrs. Kate Tollis One America Square London EC2N 2LB Manager

SIGNATURE PAGE – OPTION DEED

EXECUTED as a DEED by FEDERATED HOLDINGS (UK) II LIMITED acting by the director named in the presence of:		) ) ) ) )	/s/ Denis McAuley, III Name: Denis McAuley, III Designation: Director
Witness:	Signature: Name: Address: Occupation:	/s/ George F. Magera George F. Magera 1001 Liberty Avenue Pittsburgh, PA 15222 Deputy General Counsel - Federated

SIGNATURE PAGE – OPTION DEED

EXECUTED as a DEED by FEDERATED INVESTORS, INC. acting by the authorised signatory named in the presence of:		) ) ) ) )	/s/ Thomas R. Donahue Name: Thomas R. Donahue Designation: Chief Financial Officer
Witness:	Signature: Name: Address: Occupation:	/s/ George F. Magera George F. Magera 1001 Liberty Avenue Pittsburgh, PA 15222 Assistant Secretary

SIGNATURE PAGE – OPTION DEED